China Shen Zhou Mining & Resources, Inc. Receives Notice of Noncompliance with NYSE Amex

Continued Listing Standards

BEIJING, CHINA, December 19, 2011 – China Shen Zhou Mining & Resources, Inc. (the “Company”) (NYSE Amex: SHZ), today announced that on December 13, 2011, China Shen Zhou Mining & Resources, Inc. (the “Company”) the Company received a letter (the “Letter”) from the NYSE Amex Equities LLC (the “Exchange”) advising that the Company did not comply with Section 703 of the NYSE Amex Company Guide (the “Company Guide”), which required that the Company notify the Exchange of the record date for the 2011 Annual Meeting of Shareholders at least ten days prior to such record date. The Letter was issued pursuant to Section 1009(a)(i) of the Company Guide. The Company did not receive emails concerning the record date notification requirement and as a result did not notify the Exchange of the record date.

About China Shen Zhou Mining & Resources, Inc.

China Shen Zhou Mining & Resources, Inc., through its subsidiaries, is engaged in the exploration, development, mining, and processing of fluorite and nonferrous metals such as zinc, lead and copper in China. The Company has the following principal areas of interest in China: (a) fluorite extraction and processing in the Sumochaganaobao region of Inner Mongolia; (b) fluorite extraction and processing in Jingde County, Anhui Province; (c) zinc/copper/lead processing in Wulatehouqi of Inner Mongolia; and (d) zinc/copper exploration, mining and processing in Xinjiang.

For more information, please visit http://www.chinaszmg.com/

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “will”, “believes”, “expects” or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC’s electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov .

Contact Information

Min Liu
Investor Relations
Grayling
Tel: +1-646-284-9413
min.liu@grayling.com